Exhibit 10.4

DISTRIBUTION REINVESTMENT PLAN

Effective: April 10, 2025

This Distribution Reinvestment Plan (the “Plan”) is adopted by Audax Private Credit Fund, LLC (the “Fund”).

1.

Distribution Reinvestment. As agent for the shareholders (the “Shareholders”) of the Fund who (i) purchase the Fund’s limited liability company interests (the “Shares”) pursuant to the Fund’s private offering (the “Offering”), or (ii) purchase Shares pursuant to any future offering of the Fund, and who do not opt out of participating in the Plan (the “Participants”), the Fund will apply all dividends and other distributions declared and paid in respect of the Shares held by each Participant (the “Distributions”), including Distributions paid with respect to any full or fractional Shares acquired under the Plan, to the purchase of additional Shares for such Participant.

2.

Procedure for Participation. If any Shareholder initially elects not to be a Participant, they may later become a Participant by subsequently completing and executing an enrollment form or any appropriate authorization form as may be available from the Fund or Computershare Trust Company, N.A., (the “Plan Administrator”). Participation in the Plan will begin with the next Distribution payable after acceptance of a Participant’s subscription, enrollment or authorization. Shares will be purchased under the Plan as of the first calendar day of the month following the record date of the Distribution.

3.

Suitability. Each Participant is requested to promptly notify the Fund in writing if the Participant experiences a material change in his or her financial condition, including the failure to meet the income, net worth and investment concentration standards set forth in the Fund’s most recent private placement memorandum or supplement thereto. For the avoidance of doubt, this request in no way shifts to the Participant the responsibility of the Fund’s sponsor, or any other person selling Shares on behalf of the Fund to the Participant to make every reasonable effort to determine that the purchase of Shares is a suitable and appropriate investment based on information provided by such Participant.

4.	Purchase of Shares.

a.

The Fund shall use newly-issued shares of its Shares to implement the Plan. The number of newly-issued shares to be issued to a Shareholder shall be determined by dividing the total dollar amount of the distribution payable to such Shareholder by a price equal to the net asset value per share as of the effective date of the monthly share purchase (unless the board of directors of the Fund (the “Board”) determines to use the net asset value per share as of another time). Shares issued pursuant to the Plan will have the same voting rights as Shares issued pursuant to the Offering. The Fund shall pay the Plan Administrator’s fees under the Plan.

b.

No upfront selling commissions will be payable with respect to Shares purchased pursuant to the Plan, but such Shares will be subject to ongoing distributor and/or shareholder servicing fees. Participants in the Plan may purchase fractional Shares so that 100% of the Distributions will be used to acquire Shares.

5.

Notice. Any notice or other communication required or permitted to be given by any provision of this Plan shall be in writing and addressed to Audax Private Credit Fund, LLC, c/o Computershare Trust Company, N.A. at P.O. Box 43007, Providence, RI, 02940-3007 if to the Plan Administrator, or such other addresses as may be specified by written notice to all Participants. You can also phone the Plan Administrator at (866) 801-7408 and find them online at www.computershare.com/audax. Notices to a Participant may be given by letter addressed to the Participant at the Participant’s last address of record with the Fund. Each Participant shall notify the Fund promptly in writing of any change of address.

6.

Administration. The Plan Administrator will administer the Plan for participants, keep records, send statements of account to participants (as required by law) and perform other clerical and ministerial duties relating to the Plan. Common shares purchased under the Plan will be registered in the name of the Plan Administrator or an affiliated nominee and credited to participants’ respective accounts under the Plan.

7.

Taxes. THE REINVESTMENT OF DISTRIBUTIONS DOES NOT RELIEVE A PARTICIPANT OF ANY INCOME TAX LIABILITY THAT MAY BE PAYABLE ON THE DISTRIBUTIONS. INFORMATION REGARDING POTENTIAL TAX INCOME LIABILITY OF PARTICIPANTS MAY BE FOUND IN THE PUBLIC FILINGS MADE BY THE FUND WITH THE SEC.

8.	Share Certificates. The ownership of the Shares purchased through the Plan will be in book-entry form unless and until the Fund issues certificates for its outstanding Shares.

9.

Termination by Participant. A Participant may terminate participation in the Plan at any time, without penalty, by delivering notice to the Plan Administrator. Such notice must be received by the Plan Administrator 10 business days in advance of the first calendar day of the next month in order for a Participant’s termination to be effective for such month. Any transfer of Shares by a Participant to a non-Participant will terminate participation in the Plan with respect to the transferred Shares. If a Participant elects to tender its Shares in full, any Shares issued to the Participant under the Plan subsequent to the expiration of the tender offer will be considered part of the Participant’s prior tender, and Participant’s participation in the Plan will be terminated as of the valuation date of the applicable tender offer. Any distributions to be paid to such Shareholder on or after such date will be paid in cash on the scheduled distribution payment date. If a Participant terminates Plan participation, all shares, including fractional shares, will continue to remain in book-entry form in the participant’s account after withdrawal or termination, and future Distributions will be distributed to the Shareholder in cash.

10.

Amendment, Suspension or Termination by the Fund. The Board may by majority vote amend any aspect of the Plan; provided that the Plan cannot be amended to eliminate a Participant’s right to terminate participation in the Plan and that notice of any material amendment must be provided to Participants at least 10 business days prior to the effective date of that amendment. The Board may by majority vote suspend or terminate the Plan for any reason upon 30 business days’ written notice to the Participants.

11.

Liability of the Fund. Neither the Fund nor the Plan Administrator shall be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability (i) arising out of failure to terminate a Participant’s account upon such Participant’s death prior to timely receipt of notice in writing of such death or (ii) with respect to the time and the prices at which Shares are purchased or sold for a Participant’s account.

12.	Applicable Law. These terms and conditions shall be governed by the laws of the State of New York.

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